Exhibit 99.1

Press Release

Thursday May 29, 2008

COASTAL MARINA, LLC, A NEW YORK-BASED GAMING VENTURE, TO ACQUIRE TRUMP MARINA HOTEL CASINO FROM TRUMP ENTERTAINMENT RESORTS, INC.

Resort to Be Re-Branded as a “Margaritaville(TM)” Marina Resort & Casino

NEW YORK--(BUSINESS WIRE)--Coastal Marina, LLC (“Coastal Marina”), an affiliate of Coastal Development, LLC, announced today that it has entered into an agreement to purchase the Trump Marina Hotel Casino in Atlantic City, New Jersey from Trump Entertainment Resorts, Inc. (NASDAQ: TRMP - News) (“Trump Entertainment Resorts”). Coastal Marina has agreed to pay Trump Entertainment Resorts $316 million to complete the transaction. As part of the transaction, the parties have also agreed to end prior, unrelated litigation, with prejudice, upon the closing of the transaction.

Upon successful acquisition of the property, Coastal Marina will re-brand and refurbish the property into a new destination resort under the “Margaritaville(TM)” brand. Richard T. Fields, chairman of Coastal Marina, said: “Together with Jimmy Buffett’s team at Margaritaville™, our plans are to create an exciting new property that we believe will tap its full potential and make it one of the most successful destination gaming resorts in Atlantic City. In the weeks and months ahead, there will be additional announcements and more details about the transition of ownership and our new resort concept.”

Donald J. Trump, the chairman of Trump Entertainment Resorts, remarked: “They are buying a wonderful building in a great location. It has been an important part of our company with a loyal customer base and a dedicated team.”

Mark Juliano, chief executive officer of Trump Entertainment Resorts, said: “The execution of this transaction will provide us with additional financial flexibility to effectively master plan the future path of our company in the midst of an overall transformation which has already been marked by many successes. As we look forward to the opening of the new 782 room hotel tower and Il Mulino restaurant at the Taj Mahal later this year, we are encouraged by the success of the projects we have already introduced, including the refurbished casino floors, upgraded room products and brand new penthouse suites at the Taj Mahal and Plaza. Now we are closely evaluating the variety of options before us to create value for our shareholders, including additional development in Atlantic City, reducing the Company’s debt, and potential projects to diversify our interests outside of Atlantic City.”

The agreement is subject to certain regulatory approvals and customary closing conditions.

The Trump Marina Hotel Casino covers approximately 14 acres and includes a 27-story hotel with 728 guest rooms, including 153 suites. The casino offers approximately 79,000 square feet of gaming space and approximately 58,000 square feet of convention, ballroom and meeting space. Trump Marina also features an approximately 540-seat cabaret-style theater, a nightclub, three players clubs, four retail outlets, six restaurants, a cocktail lounge, a recreation deck complete with a health spa, outdoor pool, tennis courts, basketball courts and jogging track. The hotel and casino also has an 11 bay bus terminal and a roof-top helipad, as well as a nine story parking garage capable of accommodating approximately 3,000 cars. The Trump Marina Hotel Casino includes the lease for the Senator Frank S. Farley State Marina.

Latham & Watkins, led by partner Raymond Lin, and Bear Stearns & Co., Inc., led by Senior Managing Director Kenneth Shea, respectively, provided legal counsel and financial advisory services to Mr. Fields and Coastal Marina in connection with the transaction.

Weil, Gotshal & Manges LLP, led by partners J. Philip Rosen and Malcolm Landau, and Merrill Lynch & Co., Inc, led by managing director Ragavan Bala, repectively, provided legal counsel and financial advisory services to Trump Entertainment Resorts in connection with the transaction.

Coastal Development, LLC is a privately held company based in New York City that specializes in financing and developing resort destinations, luxury hotels and gaming facilities. An affiliate of Coastal Development, LLC is also the largest shareholder of Suffolk Downs racetrack in Boston, Massachusetts.

Trump Entertainment Resorts, Inc. owns and operates Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All statements and information concerning plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “optimistic,” “can” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Trump Entertainment Resorts. Accordingly, there can be no assurance that the forward-looking statements contained in

2

this release will be realized. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of Trump Entertainment Resorts. Trump Entertainment Resorts does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect Trump Entertainment Resorts’ future performance are described from time to time in the Trump Entertainment Resorts’ periodic reports filed with the SEC, including, but not limited to, the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on Trump Entertainment Resorts’ website, www.trumpcasinos.com.

Contact:

For Coastal Development, LLC

Charlie Leonard, 970-927-5412

or

For Trump Entertainment Resorts, Inc.

Investors:

John Burke, 212-891-1503

or

Media:

Tom Hickey, 609-705-0275

3